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                                                               Exhibit (d)(8)(i)

February 27, 2007

OppenheimerFunds, Inc.
Attn: OFI Legal - Adrienne Ruffle
Two World Financial Center
225 Liberty Street 11th Floor
New York, NY 10281-1008

Ms. Ruffle:

In accordance with the terms and conditions of Paragraph 16 of the Investment Sub-Advisery Agreement dated October 31, 2000, between MEMBERS Capital Advisors and Oppenheimer Funds, Inc., WE HEREBY GIVE OUR WRITTEN NOTICE TO TERMINATE THE AGREEMENT EFFECTIVE MAY 1, 2007.

We ask that you cooperate during the transition. Under our duties as the Advisor, we will assist both you and the successor sub advisor to insure that the shareholders' best interests will be served appropriately.

All correspondence during the transition should be communicated to either me or Lawrence Halverson, Managing Director - Equities, at MEMBERS Capital Advisors.

Should you have any additional questions please call me at 1-608-231-7826. We appreciate the work you have done in the past.

Sincerely,


/s/ Robert J. Tuszynski
-------------------------------------
Robert J. Tuszynski
Vice President - Product Manager

cc:  Christina Nasta
     Lawrence Halverson